Exhibit 5.1

Thomas M. Jones
5405 Alton Parkway, Suite 5A-483    Phone: (949) 559-5465
Irvine, California 92604   Fax: (949) 559-0250

January 28th, 2002

ALBERT GOLUSIN, Treasurer,
10641 - 44th Street
Phoenix, AZ 85028

Dear Mr. Golusin:

I have been asked to review the Year 2003 Employees and Consultants Stock Compensation Plan (the "Plan"). This review is in regard to the proposed filing of a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended, for the purpose of registering 8,000,000 shares of the Company's common stock (the "Shares") in accordance with the terms and conditions of the aforementioned Plan.

Based upon my examination of the relevant documentation, it is my opinion the Shares, when issued and paid for in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement. Thank you for your consideration.

Very truly yours,

/s/ Thomas M. Jones
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Thomas M. Jones